Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Leslie Hunziker Hertz Investor Relations (201) 307-2337 lhunziker@hertz.com	Richard Broome Hertz Media Relations (201) 307-2486 rbroome@hertz.com

HERTZ SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DOLLAR THRIFTY

Park Ridge, NJ (April 26, 2010) — Hertz Global Holdings, Inc. (NYSE: HTZ) (“Hertz”) and Dollar Thrifty Automotive Group (NYSE: DTG) (“Dollar Thrifty”) announced today that they signed a definitive agreement providing for Hertz to acquire Dollar Thrifty for a purchase price of $41.00 per share, in a mix of cash and Hertz common stock, based on Friday’s closing stock price.  When completed, Hertz anticipates that the transaction will be immediately accretive to annual adjusted earnings per share.

Mark P. Frissora, Hertz’s Chairman and Chief Executive Officer, said “Combining Hertz and Dollar Thrifty is an excellent strategic fit. Dollar Thrifty is a $1.6 billion business with more than 1,550 corporate and franchise rental locations worldwide which, when combined with our global network, will serve rental customers on six continents from approximately 9,800 locations. Together we will be able to compete even more effectively and efficiently against other multi-brand car rental companies, offering customers a full range of rental options in the U.S. between the Hertz, Dollar, Thrifty and Advantage brands.  Dollar Thrifty also has a strong international presence, complementing our global footprint, which enables us to utilize a recognized brand to accelerate our leisure rental strategy in Europe and other markets.   Financially, we believe the deal is attractive, accretive to earnings and structured to maintain Hertz’s strong credit profile.  We’ve identified at least $180 million of synergies already, primarily in fleet, IT systems and procurement, enabling our companies to operate at an even lower cost,” he added.

Scott L. Thompson, Dollar Thrifty’s President and Chief Executive Officer, said “The combination of Dollar Thrifty with a larger company like Hertz will provide Dollar Thrifty with greater resources and the technology needed to expand our value focused leisure brands.  We see the combination of our brands with Hertz’s brands as very compelling.”

Under the terms of the definitive agreement, the $41.00 per share purchase price is comprised of 80% cash consideration and 20% stock consideration.  The cash portion will be paid in two components; (1) a $200 million special cash dividend representing approximately $6.88 per share, to be paid by Dollar Thrifty immediately prior to the transaction closing and (2) $25.92 per share to be paid by Hertz at the closing.  The stock is at a fixed exchange ratio of 0.6366 per share, based upon a Hertz common stock closing price of $12.88 per share on April 23, 2010.  The $41.00 per share purchase price represents approximately a 19% premium to the 30-day average closing price of Dollar Thrifty’s common stock.  At the closing, Hertz will issue an aggregate of approximately 18 million shares of its common stock (excluding shares issuable upon the exercise of options that are being converted to Hertz options)  and pay an aggregate of approximately $750 million in cash (excluding the special $200 million Dollar Thrifty dividend).  Hertz intends to fund the cash portion of the purchase price with existing liquidity from the combined company.  Hertz will also assume or refinance Dollar Thrifty’s existing fleet debt, outstanding at closing.  Upon the close of the transaction, Dollar Thrifty stockholders will own approximately 5.5% of the combined company on a diluted basis.  Dollar Thrifty will become a wholly-owned subsidiary of Hertz and Dollar Thrifty common stock will cease trading on the NYSE.

The transaction is subject to customary closing conditions, regulatory approvals, approval by Dollar Thrifty stockholders and payment of the special dividend.  The transaction is not conditioned on receipt of financing by Hertz.

Barclays Capital acted as lead financial advisor to Hertz and Bank of America Merrill Lynch also provided advice. Hertz also worked with the law firms Debevoise & Plimpton LLP and Jones Day.  Dollar Thrifty was advised by J.P.Morgan and Goldman, Sachs & Co. and the law firm of Cleary Gottlieb Steen & Hamilton LLP.

Hertz is the largest worldwide airport general use car rental brand operating from more than 8,200 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 78 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. The Company also operates the Advantage car rental brand at 26 airports in the U.S., global car sharing club, Connect by Hertz, in New York City, Berlin, London, Madrid and Paris. Additionally, Hertz operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 325 branches in the United States, Canada, China, France and Spain.

Through its Dollar Rent A Car and Thrifty Car Rental brands, Dollar Thrifty has been serving value-conscious travelers since 1950.  Dollar Thrifty maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airports, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America.  In addition to its North American operations, the Company maintains global service capabilities through an expansive international franchise network of over 1,250 franchises in 81 countries.

Conference Call Information

Hertz has previously announced that it plans on issuing a press release detailing its first quarter 2010 results prior to market open on Monday, April 26, 2010 and is scheduled to hold a conference call to discuss these results at 10:00 a.m. ET on Monday, April 26, 2010.

Conference Call Dial-In Information:

Time/Date:	10:00 a.m. ET, Monday, April 26, 2010
Phone:	(800) 230-1766 (U.S.)
(612) 332-0226 (International)
Conference Title:	Hertz First Quarter 2010 Earnings Call
Passcode:	153677

The call can be accessed by providing the title or passcode to the operator.

Replay Dial-In Information:

Phone:	(800) 475-6701 (U.S.)
(320) 365-3844 (International)
Passcode:	153677

This call will also be available through a live audio webcast. This webcast can be accessed through a link on the Investor Relations section of the Hertz website, www.hertz.com/investorrelations, and will remain available for replay.

Important Information for Investors and Stockholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  Hertz will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Dollar Thrifty that also constitutes a prospectus of Hertz.  Hertz and Dollar Thrifty also plan to file other documents with the SEC regarding the proposed transaction.  A definitive proxy statement/prospectus will be mailed to stockholders of Dollar Thrifty.

INVESTORS AND STOCKHOLDERS OF DOLLAR THRIFTY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and stockholders will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about Hertz and Dollar Thrifty, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Hertz will be available free of charge on Hertz’s internet website at www.hertz.com or by contacting Hertz’s Investor Relations Department at 201-307-2100.  Copies of the documents filed with the SEC by Dollar Thrifty will be available free of charge on Dollar Thrifty’s internet website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2119.

Hertz, Dollar Thrifty, their respective directors and certain of their executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dollar Thrifty in connection with the proposed transaction.  Information about the directors and executive officers of Hertz is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010.  Information about the directors and executive officers of Dollar Thrifty will be set forth in its proxy statement for its 2010 annual meeting of stockholders, which will be filed pursuant to Regulation 14A promulgated by the SEC not later than April 27, 2010.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risk and uncertainties, and actual results or events may differ materially from those projected or implied in those statements.  Examples include statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, the benefits and impact of the proposed transaction, including accretion to earnings, the combined company’s ability to achieve the synergies and value creation that are contemplated by the parties, Hertz’s ability to promptly and effectively integrate Dollar Thrifty’s business, and the diversion of management time on transaction-related issues.  Additional examples of forward-looking statements include information concerning Hertz’s, Dollar Thrifty’s or the combined company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith, as well as any other statement that does not directly relate to any historical or current fact.

These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions.  These statements are based on certain assumptions that Hertz and Dollar Thrifty have made in light of their experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate in these circumstances.  Hertz and Dollar Thrifty believe these judgments are reasonable, but you should understand that no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial conditions of Hertz, Dollar Thrifty or the combined company, due to a variety of important factors, both positive and negative.  Among other items, such factors could include the ability of the parties to obtain all necessary regulatory consents to the proposed transaction and to meet any conditions imposed by regulators in connection therewith; the overall strength and stability of general economic conditions, both in the United States and in global markets, including the timing and strength of the current recovery; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets and the impact of disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions, pricing actions or other events; the effect of significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s and Dollar Thrifty’s markets, including on their pricing policies or use of incentives; their ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; their ability to accurately estimate future levels of rental activity and adjust the size of their fleets accordingly; the impact of safety recalls by the manufacturers of their rental vehicles and equipment; the impact of a major disruption in their communication or centralized information networks or payment systems; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may materially affect their operations or the cost thereof.

Hertz and Dollar Thrifty caution you that you should not rely unduly on these forward-looking statements, which reflect their current beliefs and are based on information currently available.  Neither Hertz nor Dollar Thrifty undertakes any obligation to update or revise any forward-looking statements as of any future date.  Additional information concerning these statements and other factors can be found in Hertz’s and Dollar Thrifty’s filings with the SEC, including the Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hertz and Dollar Thrifty have filed.